EXHIBIT 99.1

News Release

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Fiscal 2010 Second Quarter Results

ATLANTA, March 31, 2010 – Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced fiscal 2010 second quarter net sales of $383.5 million, a less than 1 percent decline compared with the year-ago period. Diluted earnings per share (EPS) from continuing operations for the second quarter of fiscal 2010 were $0.16 compared with $0.34 for the prior year. Excluding the special charges for streamlining activities recorded in both periods and the loss associated with the early retirement of debt as described below, fiscal 2010 second quarter adjusted diluted EPS from continuing operations were $0.40 compared with $0.41 for the prior period.

Acquisitions contributed incremental sales of approximately 3.5 percentage points to fiscal 2010 second quarter net sales. Additionally, the translation of the stronger dollar on international sales contributed approximately one percentage point to current-year net sales. Excluding the impact from acquisitions and foreign currency, net sales were down approximately five percent compared with the prior-year period. The decline in net sales was due primarily to changes in product prices and the mix of product sold while unit volume was down approximately one percent. Although it is not possible to precisely quantify the separate impact of price and product mix changes, the Company estimates that more than half of the decline in price/mix was due to decreases in product prices.

Operating profit for the second quarter of fiscal 2010 was $27.8 million compared with $28.6 million for the year-ago period. Excluding the special charges for streamlining activities, adjusted operating profit for the second quarter of fiscal 2010 was $33.2 million, or 8.7 percent of net sales, compared with $33.2 million, or 8.6 percent of net sales, for the prior-year period. Fiscal 2010 second quarter income from continuing operations was $7.2 million compared with $14.4 million for the prior-year period. Excluding the impact of special charges for streamlining activities and the loss associated with the early retirement of debt, fiscal 2010 second quarter adjusted income from continuing operations was $17.5 million compared with $17.3 million for the prior-year period.

Mr. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “Our results for the second quarter of fiscal 2010 reflect solid performance by our associates in a continuing challenging market. Although our key markets continue to be negatively impacted by the decline in new construction spending due to lower economic activity and tight lending standards for real estate, we were able to hold sales essentially flat through market gains in certain channels, including home improvement and acquisitions. While we experienced an increase in price competition, which was largely anticipated, we maintained our pricing posture in areas where our service and product features are differentiated, while responding to competition in certain channels and geographies as appropriate. Changes in product mix were due primarily to a shift in sales channels reflecting the decline in new construction, largely from commercial and institutional builders. These unfavorable changes in price/mix were offset by lower material and component costs.”

Mr. Nagel continued, “During the second quarter, we continued to invest heavily in areas such as technology and innovation, sales and marketing, and our lighting controls business. While the majority of these investments were recorded as expense in our second quarter results, we believe they will provide significant future growth opportunities and generate returns starting in the second half of 2010. We also enhanced our capital structure and strengthened our liquidity position through various refinancing activities as we previously announced.”

The Company completed refinancing activities during the second quarter of fiscal 2010 that consisted of the issuance of $350.0 million of 10-year notes, retirement of its $200.0 million 8.375% notes due August 2010, and repayment of a promissory note in the amount of $25.3 million.

Special Charges and Loss on Early Retirement of Debt

In the second quarter of fiscal 2010, the Company recorded a $5.4 million pre-tax special charge, or $0.08 per diluted share, related to streamlining activities. The special charge was comprised of a non-cash asset impairment of $3.7 million associated with a facility that the Company plans to close and $1.7 million for employee severance and benefits. The Company expects to realize annualized savings of approximately $10 million from these streamlining actions as a result of efficiencies in its manufacturing and distribution operations. The Company expects most of the savings to be realized in fiscal 2011. In the second quarter of the prior year, the Company reported a pre-tax special charge of $4.6 million, or $0.07 per diluted share, for streamlining and manufacturing consolidation activities.

In the second quarter of fiscal 2010, the Company reported a pre-tax loss of $10.5 million, or $0.16 per diluted share, for the early retirement of its $200.0 million 8.375% notes due August 2010. The Company retired the 8.375% notes following the issuance of $350.0 million 6.0% notes due December 2019.

Year-to-Date Results

Net sales for the first six months of fiscal 2010 were $775.2 million compared with $838.2 million for the prior-year period. Operating profit for the first half of fiscal 2010 was $70.5 million compared with $62.4 million for the year-ago period. Excluding the special charges for streamlining activities, adjusted operating profit for the first half of fiscal 2010 was $75.9 million, or 9.8 percent of net sales, compared with $89.0 million, or 10.6 percent of net sales, for the prior-year period. Income from continuing operations for the first half of fiscal 2010 was $30.5 million compared with $33.8 million for the prior-year period. Excluding the impact of special charges for streamlining activities and the loss associated with the early retirement of debt, adjusted income from continuing operations for the first half of fiscal 2010 was $40.8 million, a decrease of 19 percent compared with $50.6 million for the prior-year period. Diluted EPS from continuing operations for the first half of fiscal 2010 were $0.69 compared with $0.81 per share for the prior-year period. Excluding the impact of special charges for streamlining activities and the loss associated with the early retirement of debt, adjusted diluted EPS from continuing operations for the first half of fiscal 2010 were $0.93, a decrease of 23 percent compared with $1.21 for the year-ago period.

Cash and cash equivalents at the end of the second fiscal quarter totaled $155.8 million, an increase of $137.1 million from the $18.7 million at the beginning of the fiscal year. The increase in cash was due primarily to refinancing activities and cash flow provided by operations. Cash flow provided by operations totaled $47.4 million for the first half of fiscal 2010 compared with a use of cash of $3.9 million in the prior-year period.

Outlook

Mr. Nagel commented, “We continue to see a very challenging economic environment for the remainder of our fiscal year 2010. Key indicators for our primary market, non-residential construction, continue to signal a decline. Independent third-party forecasts continue to signal that for our fiscal 2010 the year-over-year percentage decline for net sales in the overall markets we serve will be in the mid-teens. Despite these challenges, we continue to see opportunities.

“In addition to our fiscal 2009 acquisitions of Sensor Switch and LC&D, which significantly increased our presence in the growing lighting controls market, we are accelerating investments to create more innovative and energy-efficient products, enhance services to our customers, and expand market presence in key geographies and sectors such as home centers and the renovation and relight market. We believe these strategic initiatives provide growth opportunities which should enable us to outperform the overall markets we serve.

“We see the potential for material and component costs increasing in the second half of fiscal 2010 and we expect to be as vigilant as possible in our pricing strategies to protect our margins. Notwithstanding efforts to recoup potentially higher costs, pricing will continue to be competitive. We expect to partially offset this potential negative impact through productivity improvements, benefits from new product introductions, and expanded market presence.

“Although fiscal 2010 results will continue to be negatively impacted by current economic conditions, we remain very positive about the long-term potential of our company and our ability to outperform the market. We continue to position the Company to optimize short-term performance while investing in and deploying resources to further our long-term profitable growth opportunities. We intend to invest approximately $25 million in capital expenditures during fiscal 2010, and we estimate our annual tax rate to be approximately 33 percent for the year.”

Mr. Nagel concluded, “Looking beyond the current environment, we believe the lighting and lighting-related industry will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront, and we believe we are well positioned to fully participate in this exciting industry.”

Accounting Standards Adopted in Fiscal 2010

Included in the accounting standards that the Company adopted in the first quarter of fiscal 2010 was the two-class method as required under ASC 260. The two-class method is an earnings allocation method for computing EPS when a company’s capital structure includes two or more classes of common stock or common stock and participating securities; EPS is determined based on dividends declared on common stock and participating securities and participation rights of participating securities in any undistributed earnings. EPS is reduced as a result of including the participating securities in the calculation of EPS. The adoption of the two-class method reduced diluted EPS for the second quarter and first half of fiscal 2009 by $0.01 and $0.02, respectively.

Non-GAAP Financial Measures

Acuity Brands’ management included in the above news release the terms “adjusted operating profit”, “adjusted operating profit margin”, “adjusted income from continuing operations”, and “adjusted diluted EPS” which are non-GAAP financial measures provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes that adjusted operating profit, adjusted operating profit margin, adjusted income from continuing operations, and adjusted diluted EPS provide useful information to investors by excluding or adjusting items related to (a) streamlining and manufacturing consolidation activities which affected the Company’s reported operating results in fiscal 2009 and 2010 and (b) the loss on the early retirement of debt which affected income and diluted EPS in the second quarter of fiscal 2010. Management believes these special items impacted the comparability of the Company’s results and that these items are not reflective of fixed costs that the Company will incur over the long term. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measure for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin”, respectively, which include the impact of streamlining and manufacturing consolidation activities. The most directly comparable GAAP measures for adjusted income from continuing operations and adjusted diluted EPS are “income from continuing operations” and “diluted EPS,” respectively; both GAAP measures include the impact of special charges and the loss on early retirement of debt. The non-GAAP financial measures included in this news release have been reconciled to the nearest GAAP measure.

Conference Call

As previously announced, the Company will host a conference call to discuss second quarter results today, March 31, 2010, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

About Acuity Brands

Acuity Brands, Inc., the parent company of Acuity Brands Lighting, Inc. and other subsidiaries, is one of the world’s leading providers of lighting fixtures and related products and services with fiscal year 2009 net sales of over $1.6 billion. The Company’s brands include Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, RELOC®, MetalOptics®, Antique Street Lamps™, Tersen™, Synergy® Lighting Controls, Sensor Switch® , Lighting Control & Design™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,000 associates and has operations throughout North America and in Europe and Asia.

Forward Looking Information

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “foresees,” “anticipates,” “may,” “should”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: (a) fiscal 2010 decline in non-residential construction activity and the overall markets served by the Company; (b) expectation of solid growth over the next decade for the lighting and lighting-related industry and the Company’s position to fully participate; (c) growth opportunities created by accelerating investments in innovative and energy-efficient product, enhancing services, and furthering the Company’s market presence in key geographies and sectors; (d) ability for the Company to outperform the markets it serves; (e) potential increases in material and component costs; (f) protection of margins through vigilance in pricing strategies and benefits from productivity improvements, new product introductions, and expanded market presence; (g) intentions to invest approximately $25 million in capital expenditures in fiscal 2010; and (h) fiscal 2010 annual tax rate of 33 percent. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 31, 2010 and risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2009. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

ACUITY BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share and per-share data)

	February 28, 2010	August 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$155.8	$18.7
Accounts receivable, less reserve for doubtful accounts of $1.9 at February 28, 2010 and August 31, 2009	224.6	227.4
Inventories	147.9	140.8
Deferred income taxes	17.1	16.7
Prepayments and other current assets	26.6	19.3

Total Current Assets	572.0	422.9

Property, Plant, and Equipment, at cost:
Land	7.8	7.3
Buildings and leasehold improvements	113.5	111.8
Machinery and equipment	340.6	334.7

Total Property, Plant, and Equipment	461.9	453.8
Less - Accumulated depreciation and amortization	319.4	308.0

Property, Plant, and Equipment, net	142.5	145.8

Other Assets:
Goodwill	509.9	510.6
Intangible assets	182.9	184.8
Deferred income taxes	2.5	2.6
Other long-term assets	23.5	23.9

Total Other Assets	718.8	721.9

Total Assets	$1,433.3	$1,290.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$157.5	$162.3
Current maturities of long-term debt	—	209.5
Accrued compensation	35.5	35.3
Accrued pension liabilities, current	1.2	1.2
Other accrued liabilities	66.3	67.8

Total Current Liabilities	260.5	476.1

Long-Term Debt	353.3	22.0
Accrued Pension Liabilities, less current portion	52.8	51.1
Deferred Income Taxes	11.5	13.0
Self-Insurance Reserves, less current portion	9.4	8.8
Other Long-Term Liabilities	46.9	47.4
Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 50,164,837 issued and 42,817,070 outstanding at February 28, 2010; and 49,851,316 issued and 42,433,143 outstanding at August 31, 2009	0.5	0.5
Paid-in capital	651.6	647.2
Retained earnings	422.9	404.2
Accumulated other comprehensive loss items	(56.6)	(57.4)
Treasury stock, at cost, 7,347,767 shares at February 28, 2010 and 7,418,173 shares at August 31, 2009	(319.5)	(322.3)

Total Stockholders’ Equity	698.9	672.2

Total Liabilities and Stockholders’ Equity	$1,433.3	$1,290.6

ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per-share data)

	Three Months Ended February 28,		Six Months Ended February 28,
	2010	2009	2010	2009
Net Sales	$383.5	$386.1	$775.2	$838.2
Cost of Products Sold	231.2	244.7	461.6	522.0

Gross Profit	152.3	141.4	313.6	316.2

Selling, Distribution, and Administrative Expenses	119.1	108.2	237.7	227.2
Special Charge	5.4	4.6	5.4	26.6

Operating Profit	27.8	28.6	70.5	62.4

Other Expense (Income):
Interest expense, net	8.1	7.5	14.8	15.5
Loss on Early Debt Extinguishment	10.5	—	10.5	—
Miscellaneous income, net	(0.6)	(0.1)	(0.1)	(4.1)

Total Other Expense	18.0	7.4	25.2	11.4

Income from Continuing Operations before Provision for Income Taxes	9.8	21.2	45.3	51.0
Provision for Income Taxes	2.6	6.8	14.8	17.2

Income from Continuing Operations	7.2	14.4	30.5	33.8
Income from Discontinued Operations	0.6	—	0.6	—

Net Income	$7.8	$14.4	$31.1	$33.8

Earnings Per Share:
Basic Earnings per Share from Continuing Operations	$0.17	$0.35	$0.71	$0.83
Basic Earnings per Share from Discontinued Operations	0.01	—	0.01	—

Basic Earnings per Share	$0.18	$0.35	$0.72	$0.83

Basic Weighted Average Number of Shares Outstanding	42.5	40.2	42.4	40.1

Diluted Earnings per Share from Continuing Operations	$0.16	$0.34	$0.69	$0.81
Diluted Earnings per Share from Discontinued Operations	0.01	—	0.01	—

Diluted Earnings per Share	$0.17	$0.34	$0.70	$0.81

Diluted Weighted Average Number of Shares Outstanding	43.3	40.8	43.2	40.7

Dividends Declared per Share	$0.13	$0.13	$0.26	$0.26

ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Six Months Ended February 28,
	2010	2009
Cash Provided by (Used for) Operating Activities:
Net income	$31.1	$33.8
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	18.8	17.4
Excess tax benefits from share-based payments	(0.3)	(0.6)
Loss on early debt extinguishment	10.5	—
Loss on the sale or disposal of property, plant, and equipment	0.1	—
Asset impairments	3.7	1.6
Deferred income taxes	(1.7)	(6.6)
Other non-cash items	3.0	3.4
Change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes:
Accounts receivable	2.3	46.8
Inventories	(7.3)	(21.9)
Prepayments and other current assets	(12.3)	(1.4)
Accounts payable	(4.5)	(44.5)
Other current liabilities	(1.0)	(37.5)
Other	5.0	5.6

Net Cash Provided by (Used for) Operating Activities	47.4	(3.9)

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(9.5)	(11.7)
Proceeds from sale of property, plant, and equipment	—	0.1
Acquisitions	—	(31.4)

Net Cash Used for Investing Activities	(9.5)	(43.0)

Cash Provided by (Used for) Financing Activities:
Repayments of long-term debt	(237.9)	(160.0)
Issuance of long-term debt	346.5	—
Proceeds from stock option exercises and other	2.9	2.6
Excess tax benefits from share-based payments	0.3	0.6
Dividends paid	(11.3)	(10.6)

Net Cash Provided by (Used for) Financing Activities	100.5	(167.4)

Effect of Exchange Rate Changes on Cash	(1.3)	(10.5)

Net Change in Cash and Cash Equivalents	137.1	(224.8)
Cash and Cash Equivalents at Beginning of Period	18.7	297.1

Cash and Cash Equivalents at End of Period	$155.8	$72.3

Supplemental Cash Flow Information:
Income taxes paid during the period	$23.3	$29.1
Interest paid during the period	$15.8	$16.3

ACUITY BRANDS, INC.

Reconciliation of Non-U.S. GAAP Measures

The table below reconciles certain U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures to the corresponding non-GAAP measures, which exclude special charges associated with actions to accelerate the streamlining of the organization, including the consolidation of certain manufacturing facilities and the loss on the early extinguishment of debt. These non-GAAP financial measures, including adjusted operating profit, adjusted operating profit margin, adjusted income from continuing operations, and adjusted diluted earnings per share, are provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes these non-U.S. GAAP measures provide greater comparability and enhanced visibility into results excluding the impact of the special charges and loss on the early extinguishment of debt. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP.

	THREE MONTHS ENDED February 28
	2010		2009
		% of Sales		% of Sales
Net Sales	$383.5		$386.1
Operating Profit (GAAP)	$27.8	7.3%	$28.6	7.4%
Add-back: Special Charge	5.4	1.4%	4.6	1.2%

Adjusted Operating Profit (Non-GAAP)	$33.2	8.7%	$33.2	8.6%

Income from Continuing Operations (GAAP)	$7.2		$14.4
Add-back: Special Charge	3.5		2.9
Add-Back: Loss on Early Extinguishment of Debt	6.8		—

Adjusted Income from Continuing Operations (Non-GAAP)	$17.5		$17.3

Diluted Earnings Per Share from Continuing Operations (GAAP)	$0.16		$0.34
Add-back: Special Charge	0.08		0.07
Add-Back: Loss on Early Extinguishment of Debt	0.16		—

Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$0.40		$0.41

	SIX MONTHS ENDED February 28
	2010		2009
		% of Sales		% of Sales
Net Sales	$775.2		$838.2
Operating Profit (GAAP)	$70.5	9.1%	$62.4	7.4%
Add-back: Special Charge	5.4	0.7%	26.6	3.2%

Adjusted Operating Profit (Non-GAAP)	$75.9	9.8%	$89.0	10.6%

Income from Continuing Operations (GAAP)	$30.5		$33.8
Add-back: Special Charge	3.5		16.8
Add-Back: Loss on Early Extinguishment of Debt	6.8		—

Adjusted Income from Continuing Operations (Non-GAAP)	$40.8		$50.6

Diluted Earnings Per Share from Continuing Operations (GAAP)	$0.69		$0.81
Add-back: Special Charge	0.08		0.40
Add-Back: Loss on Early Extinguishment of Debt	0.16		—

Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$0.93		$1.21

12